November 29, 1995


Brundage, Story and Rose Investment Trust
312 Walnut Street, 21st Floor
Cincinnati, OH 45202

Ladies and Gentlemen:

I have been requested to render an opinion to Brundage, Story and Rose Investment Trust (herein referred to as the "Trust"), in connection with the registration, pursuant to Section 24(e) of the Investment Company Act of 1940, of 457,902 Shares of Beneficial Interest (the "Registered Shares") of Brundage, Story and Rose Short/Intermediate Term Fixed-Income Fund, a series of the Trust, as described in Post-Effective Amendment No. 6 to the Trust's Registration Statement under the Securities Act of 1933, as amended.

The Trust is organized pursuant to an Agreement and Declaration of Trust under Ohio law as what is commonly known as an Ohio business trust.

I have examined the Agreement and Declaration of Trust of the Trust as amended to date, the Bylaws of the Trust, records of the Trust concerning certain actions by the Trustees of the Trust, the text of the aforesaid Post-Effective Amendment No. 6, and such other documents as I deemed appropriate for the purpose of this opinion.

Based upon the foregoing, I am of the opinion that under Ohio law the Registered Shares, when issued and paid for in accordance with the Prospectus contained in the Trust's Registration
Statement in effect at the time of such issuance, will be legally issued, fully paid and nonassessable by the Trust.

I consent to this opinion being filed as an exhibit to the aforesaid Post-Effective Amendment No. 6.

Very truly yours,

/s/ Tina D. Hosking

Tina D. Hosking
Counsel